Ryan Labs Asset Management

Code of Ethics

(EFFECTIVE 02/16/2017)

This extract of the compliance manual is not all inclusive. Advisory persons should seek assistance from senior management or a compliance officer when more information is needed.

Ryan Labs Asset Management

Code of Ethics

INTRODUCTION AND STANDARDS OF CONDUCT

This Code of Ethics (“Code”) sets forth standards of conduct and governs personal trading in securities and certain other activities by access persons of Ryan Labs Asset Management Inc. (“RLAM”) and, in some circumstances, family members and others in a similar relationship to RLAM access persons.

RLAM cites SEC Rule 17j-1 which addresses conflicts of interest between registered investment company ("fund") personnel (such as portfolio managers) and their funds that may arise when these persons buy or sell securities for their own accounts ("personal investment activities").

Access persons, and others concerned about the meaning or applicability of this Code, are encouraged to bring any questions about this Code to the Compliance Review Office. The terms “access person” and “Compliance Review Office” are defined in Section II. below.

A. Fiduciary Duty

The valid interests of RLAM and its customers always take precedence over the personal interests of RLAM personnel.

RLAM is an investment adviser registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). RLAM access persons owe a fiduciary duty to all RLAM clients, (collectively referred to as “RLAM clients”).

You, as an access person, have an obligation to conduct yourself in accordance with the following principals:

1.	You have a fiduciary duty at all times to avoid placing your personal interests ahead of the interest of RLAM clients;

2.	You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and RLAM clients’ activities; and

3.	You must not take advantage of your position at RLAM to misappropriate investment opportunities from RLAM clients.

RLAM is also an indirect, wholly owned subsidiary of Sun Life Financial Inc. (“Sun Life Financial”), a corporation organized in Canada. This Code supports Sun Life Financial’s Code of Business Conduct in its commitment to fair dealing and integrity on the part of RLAM and its access persons, including all RLAM access persons who are employees of other companies in the Sun Life Financial group of companies.

B. Fair Dealing and Integrity

RLAM believes that even the appearance of conflict or unethical conduct could damage RLAM’s reputation for fair dealing and integrity. The policies in this Code reflect RLAM’s desire to detect and prevent both actual and potential conflicts of interest.

C. Conduct of Personal Trading

Without limiting the fiduciary duty that access persons owe to clients, RLAM considers it proper that access persons personally purchase and sell securities in the same marketplace as RLAM clients. In making personal investment decisions with respect to any security, however, access persons must use caution to ensure that the prohibitions of this Code are not violated.

Moreover, it is not intended that the policies in this Code will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments may be made, by RLAM in a manner considered fair and equitable, but in all cases placing the interests of RLAM clients first. Accordingly, technical compliance with the requirements of this Code will not insulate access persons from scrutiny of, and sanctions for, personal securities transactions that indicate abuse of their fiduciary duty to any RLAM client.

RLAM considers personal trading to be a privilege, not a right. As an access person, you must exercise extreme care to ensure that the provisions and prohibitions of this Code are not violated when you are making personal investment decisions. Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of the time and attention that should be devoted to your duties on behalf of RLAM.

D. Compliance with Federal Securities Laws

Access persons are required to comply with applicable provisions of the Federal securities laws as defined in this Code. Section 206 of the Advisers Act provides that it is unlawful for RLAM, in connection with the purchase or sale of a security held or to be acquired by a RLAM client:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;
2.	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client; or
3.	To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires RLAM to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934, as amended (“1934 Act”) or rules or regulations thereunder of material, non-public information by RLAM or any person associated with RLAM. Pursuant to Section 204A, the SEC adopted Rule 204A-1 which requires RLAM to maintain and enforce a written code of ethics.

Similarly, access persons are required to comply with applicable provisions of Title VII of the Dodd-Frank Act:

It shall be unlawful for any person, directly or indirectly, in connection with any security, or market to intentionally or recklessly:

1.	Use or employ, or attempt to use or employ, any manipulative device, scheme or artifice to defraud;
2.	Make, or attempt to make, any untrue or misleading statement of a material fact or to omit to state a material fact necessary in order to make the statements made not untrue or misleading;
3.	Engage, or attempt to engage, in any act, practice, or course of business, which operates or would operate as a fraud or deceit upon any person; or,
4.
Deliver or cause to be delivered, or attempted to deliver or cause to be delivered, for transmission through the mails or interstate commerce, by any means of communication whatsoever, a false or misleading or inaccurate report concerning market information or conditions that affect or tend to affect the price of any security, knowing, or acting in reckless disregard of the fact that such report false, misleading, or inaccurate. Notwithstanding the foregoing, no violation of this subsection shall exist where the person mistakenly transmits, in good faith, false or misleading or inaccurate information to a price reporting service.

In addition, access persons are required to comply with the policies and procedures adopted by RLAM under the Federal securities laws, and any policies and procedures that are adopted by RLAM’s affiliates in the Sun Life Financial group of companies and applicable to access persons. Such policies and procedures include RLAM’s Insider Trading and Sun Life Financial’s Confidentiality and Insider Trading Policy.

E. Reporting Violations of this Code

Access persons are required to report any violations of this Code promptly to the Chief Compliance Officer or another member of the Compliance Review Office. A member of the Compliance Review Office who receives a report of any violation of this Code must immediately report the violation to the Chief Compliance Officer.

II. DEFINITIONS

For purposes of this Code, the following definitions shall apply:

1.
The term “access person” shall mean any member of RLAM’s Board of Directors, and any RLAM personnel, including officers or employees of RLAM. The term “access person” also includes any other Sun Life Financial employee and/or independent contractor (including temporary employees and interns) having access to:

a.	Nonpublic information regarding any RLAM client’s purchase or sale of reportable securities;
b.	Nonpublic information regarding the portfolio holdings of a RLAM client; and/or
c.	Nonpublic securities recommendations made by RLAM to its clients.

Note: Individuals shall be deemed to be access persons if they have access to any of the types of information described in subparagraphs (a) through (c), and will be held accountable for compliance with this Code even if they have not been formally notified that they are access persons. The Chief Compliance Officer may exempt access persons from certain requirements under the Code if the Chief Compliance Officer determines there is no significant risk to RLAM or its clients.

Note: Access persons shall not include, for purposes of this Code, any employee of any subadviser engaged by RLAM on behalf of a RLAM client. RLAM expects that such persons shall instead be subject to the Code of Ethics of such subadviser.

2.	The term “acquisition” or “acquire” includes, without limitation, a purchase and the receipt of any gift or distribution of a reportable security (as defined below).
3.
The term “automatic investment plan” shall mean a program in which regular periodic purchases (or withdrawals) of reportable securities are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4.
The term “beneficial ownership” shall mean a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term “pecuniary interest” generally means the opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security, whether or not the security or the relevant account is in such person’s name or held in an ordinary brokerage or retirement plan account. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

a.
Ownership of reportable securities by any of such person’s immediate family members sharing the same household, including child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including civil unions granted to same-sex couples), sibling, mother- or father-in‑law, sister‑ or brother‑in‑law, and son‑ or daughter‑in‑law;

Note: In certain rare cases, the presumption of beneficial ownership of securities held by family members in the access person’s household may be rebutted if the Compliance Review Office determines, based on all of the relevant facts, that it is not appropriate to attribute these family members’ securities transactions to the access person.

b.	The person’s partnership interest in the portfolio securities held by a general or limited partnership which such person controls;
c.	The existence of a performance‑related fee (not simply an asset‑based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;
d.	The person’s right to receive dividends from a security even if such right is separate or separable from the underlying securities;
e.	The person’s interest in securities held by a trust under some circumstances; and
f.
The person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes: (i) a broad‑based index option or future; (ii) a right with an exercise or conversion privilege at a price that is not fixed; and (iii) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

5.
The term “Code of Ethics Review Committee” (the “CER Committee”) shall mean the President, Chief Compliance Officer, and other management of RLAM as required. The members of the CER Committee may appoint additional senior personnel of RLAM or Sun Life Financial to the CER Committee from time to time as they deem appropriate. The CER shall have ultimate decision making authority on recommendations made by the Compliance Review Office. If a matter under consideration by the CER relates to a member, that said member will abstain from the decision making process.

6.
The term “Compliance Review Office” (the “CRO”) shall mean the Chief Compliance Officer and those members of the RLAM or Sun Life Financial Compliance team designated to receive and review reports of purchases and sales by access persons, to interpret this Code, and to establish procedures under this Code.

7.
The term “Controlled Account” is a non-client account for which an access person has a beneficial ownership interest or discretionary authority. This discretionary authority may include power of attorney and/or trade authorization for accounts for which an access person has no beneficial ownership. Examples include, but are not limited to, serving as a trustee of a trust account, or trading on behalf of any person who is not an immediate family member sharing the same household as the access person. (Please review the definition of “beneficial ownership” above.)

8.
The term “Discretionary Account” is an account in which the access person has given a 3rd party full discretionary management authority and trading rights to execute transactions without consent from the account owner. The 3rd party may decide upon securities, pricing and timing, subject to any limitations in the agreement.

9.
The term “Federal securities laws” shall mean the Securities Act of 1933, as amended (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002,Investment Company Act of 1940 ( the “1940 Act”) the Advisers Act, Title VII of the Dodd-Frank Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

10.	The term “fund” shall mean an investment company registered under the 1940 Act.
11.
The term "initial public offering" shall mean an offering of securities registered under the 1933 Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

12.
The term "limited private offering" shall mean an offering that is exempt from registration under the 1933 Act, pursuant to Section 4(2) or 4(6) of such Act or Rule 504, 505 or 506 there under. These types of securities could include, Private Placements, including Hedge Funds and Private Pooled Vehicles.

13.
The term “material non‑public information” with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

14.
The term “personal relationship” shall mean any family or household member, or other persons(s) with whom the access person has had a long standing relationship where the potential for a beneficial interest or conflict exists.

15.	The term “purchase” shall include, but not be limited to, the writing of an option to purchase, and the receipt of, through a gift or any other acquisition, a reportable security.
16.	The term “reportable fund” shall mean any fund (as defined above, other than a money market fund):
a.	whose investment adviser or principal underwriter controls, is controlled by, or is under common control with RLAM, or
b.	For purposes of this section, “reportable fund” has the same meaning as it does in Section 2(a)(9) of the 1940 Act

Reportable funds currently include any fund for which Massachusetts Financial Services Company or any of its subsidiaries serves as investment adviser (each an “MFS Fund” or collectively the “MFS Funds”), any other investment fund that is registered under the 1940 Act and for which a company affiliated with Sun Life Financial serves as investment adviser (each an “Other Sun Life Financial Fund” or collectively the “Other Sun Life Financial Funds”). Please note that all investments in MFS Funds and Other Sun Life Financial Funds are reportable, including those made through a 401(k) plan or other retirement plan, and those made through any variable product.

Note: A money market fund is not a reportable fund because money market funds are expressly excluded from the definition of reportable securities.

17.
The term “reportable security” means a security as defined in Section 202(a)(18) of the Advisers Act or any applicable successor provision. Currently, this means any “security”, including any note, stock, treasury stock, exchange traded fund (“ETF”), reportable fund, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit‑sharing agreement, collateral‑trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting‑trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, or “limited private offerings”, as defined in Item 13, except that “reportable security” shall not include:

a.	Direct obligations of the United States government (i.e., Treasury securities, as distinct from securities issued by United States government agencies or instrumentalities);
b.	Bankers’ acceptances;
c.	Bank certificates of deposit;

d.	Commercial paper;
e.	High quality, short term debt instruments, including repurchase agreements;
f.	Shares of money market funds;
g.	Shares of open‑end funds other than reportable funds;
h.	Shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a reportable fund; or

Any other security determined by the SEC or its staff to be excluded under Section 202(a)(18) of the Advisers Act

18.	The term “sale” or “sell” shall include, but not be limited to, the writing of an option to sell and the making of a gift of a reportable security.

19.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

III.SUBSTANTIVE RESTRICTIONS AND OBLIGATIONS

Without limiting the responsibility of access persons to uphold the standards of conduct set forth in this Code and to conduct their personal trading in a controlled account or an account in which he or she has beneficial ownership in a manner consistent with their fiduciary duty to clients, this Code prohibits the following activities:

1.
Competing with Client Trades. No access person shall, directly or indirectly, purchase or sell securities if the access person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for any client of RLAM, or otherwise personally act to injure any client’s securities transactions.

2.
Personal Use of Client Trading Knowledge. No access person shall use the knowledge of securities purchased or sold by any client of RLAM or securities being considered for purchase or sale by any client of RLAM to profit personally, directly or indirectly, by the market effect of such transactions.

3.
Disclosure of Client Trading Knowledge. No access person shall, directly or indirectly, communicate to any person who is not an access person any material non‑public information relating to any client of RLAM or any issuer of any security owned by any client of RLAM, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of any client of RLAM, except to the extent necessary to effect securities transactions on behalf of the client of RLAM.

4.	Transactions During Prohibited Periods.

a. All access persons – No access person shall, directly or indirectly, purchase or sell any reportable security in which he or she has, or by reason of such purchase acquires, any beneficial ownership at a time when: (a) the same security or a security where the underlying reference asset is the same, such as a derivative, is being considered for purchase or sale by a RLAM client; or (b) a RLAM client has a pending “buy” or “sell” order in that same security or a security where the underlying reference asset is the same. This prohibition continues until that security ceases being considered for purchase or sale or the order is executed or withdrawn.

b. Blackout period– No access person shall, directly or indirectly, purchase or sell any reportable security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after the day on which a RLAM client has purchased or sold such security or an equivalent security.

Note: An access person has an affirmative obligation to recommend and/or affect suitable and attractive trades for clients regardless of whether such trades will cause a prior personal trade to violate this restriction. It would constitute a breach of fiduciary duty and a violation of this Code for an investment person to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

The Compliance Review Office will review any extenuating circumstances that may warrant a waiver of sanctions for apparent violations of this restriction. For example, events following an investment person’s personal trade may create an opportunity or necessity for a RLAM client to trade in the same reportable security. Such events would include, without limitation, a change of circumstance, a liquidation, rebalancing, or other decision initiated by RLAM or a client, or another similar event that did not exist or was not anticipated by the investment person at the time of the personal trade.

5.	Limited Public Offerings. No access person shall purchase the following investments (other than a new offering of a registered open-end investment company):

•	Initial Public Offerings; or

•	Secondary Offerings

Note: An exemption from the prohibition on purchasing securities in a public offering will be given only in rare circumstances.

6.	Disclosure of Client Trading. An access person who is seeking pre-clearance shall disclose any such investment in which they are considering purchasing in a RLAM portfolio to the CRO.

7.
Investment Clubs. No access person shall participate in an investment club without obtaining prior written approval from the Compliance Review Office. Investments made through the club are subject to the Code and its requirements.

8.
Speculative Trading in Sun Life securities. No access person shall, directly or indirectly, sell any Sun Life Financial security short, sell a call option or purchase a put option on any Sun Life Financial security. Furthermore, all access persons are prohibited from profiting from the purchase and sale of the same or equivalent Sun Life Financial security within 30 calendar days (determined using the LIFO method1). Profits from such trades must be disgorged (surrendered).

9.
Gifts, Entertainment and Favors. Access persons must not make business decisions that are or appear to be influenced by the giving or accepting of gifts, entertainment, or favors. Access person are prohibited from soliciting gifts, entertainment and charitable contributions.

[1]
LIFO – Last In, First Out. For trading purposes, access persons must calculate the 30 day holding period by using the trade date of the most recently purchased (or shorted) lot of the security and add 30 days to such date. For example – access person purchases 100 shares of XYZ stock on January 10 and again on March 1. Sales (at a profit) would not be allowed until April 1, 30 days after the most recent purchase.

In addition, no access person shall accept or give any gift of more than de minimis value ($100) from any person or entity per year that influences business with or on behalf of RLAM. No access person shall accept a gift of cash, including gift cards. If an access person receives any gift that might be prohibited under this Code, the access person promptly must inform the Compliance Review Office to determine resolution.

No access person shall give or accept entertainment (such as a meal, sporting event or other similar activity) of more than de minimis value ($250 per person per event) without obtaining prior written approval under procedures established by the Compliance Review Office.

10.	Trading Through Certain Persons.

a.
No Investment person shall, directly or indirectly, execute reportable securities transactions through individual investment advisers and/or bank or broker-dealer personnel who have either RLAM or any company in the Sun Life Financial group of companies as their account coverage responsibilities.

b.
No access person shall, directly or indirectly, execute reportable securities transactions on behalf of RLAM or its clients through individual investment advisers and/or bank or broker-dealer personnel who have a personal relationship with the Investment person. All Investment persons must report any personal relationships with bank or broker-dealer personnel with whom RLAM does business.

11.
Board Service. No access person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Compliance Review Office that the board service would be consistent with the interests of clients. All access persons must report board memberships as well as an appointment to a board of directors as a result of a RLAM private investment. All access persons must report any immediate family members who hold officer or director positions.

12.
Outside Employment All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise, which is likely to interfere materially with the effective discharge of responsibilities to RLAM and its clients. All access persons must report employment outside of RLAM.

13.	Spreading of False or Misleading Rumors. No access person shall intentionally engage in the creation, spread, or use of false or misleading rumors intended to manipulate securities prices.

14.
Use of Social Networking Websites. All access persons are prohibited from using social networking websites (e.g., Facebook, LinkedIn, Twitter) to discuss investment recommendations or strategies. In addition, access persons must refrain from discussing and/or mentioning RLAM (or its affiliates) or any of its clients and/or the business conducted by these entities on such sites without prior approval from the Compliance Department.

IV. COMPLIANCE PROCEDURES

A. Pre-clearance for Personal Securities Investments

1.
Pre-clearance Procedure. Each access person must obtain approval prior to purchasing, selling, or entering contingent trade orders[2] on any reportable security or RLAM managed mutual funds in a controlled account or in which he or she has or would acquire beneficial ownership. To obtain prior approval, access persons must follow RLAM’s pre-clearance procedure, as designated by the Compliance Review Office. The pre-clearance requirement does not apply to the exempt securities and exempt transactions specified in Section V below.

Requests for pre-clearance generally will not be granted if the trade is prohibited under the Section III restrictions on “Transactions during Prohibited Periods”, “Initial Public Offerings and Private Placements. The reasons for denying pre-clearance requests are generally confidential, however, and access persons are not entitled to an explanation in the event a pre-clearance request is denied.

2.
Trade Execution. Any transaction approved pursuant to the pre-clearance procedure must be executed by the end of the next trading day after the approval is granted. The end of the trading day for any reportable security is the closing time on the exchange where the reportable security is principally traded. If the transaction has not been executed by the end of the specified time, the approval will expire and the trade cannot proceed until the access person again follows the pre-clearance procedure and obtains another approval.

3.
Automatic Revocation. If a pre-clearance request is granted, the access person may assume that the transaction will not violate the “Competing with Client Trades” or “Transactions During Restricted Periods” restrictions of Sections III.1. and III.4. of this Code unless the access person has actual knowledge to the contrary. If an access person receives pre-clearance for a reportable security transaction, then becomes aware that the reportable security:

a.	is being considered for purchase or sale; or

b.	has become the subject of a buy or sell order for a RLAM client,

the access person must consider the pre-clearance to have been revoked. If the access person’s personal transaction is executed before the access person becomes aware of the consideration or order, the transaction will not violate the “Transactions During Restricted Periods” restrictions of Section III of this Code.

B. Quarterly Reporting Requirements. Each access person shall submit a quarterly report in the format designated by the Compliance Review Office. Such reports must contain the information required from time to time by Rule 204A-1(b)(2)(i) under the Advisers Act or any applicable successor provision.

[2]	Contingent trade orders would include stop orders or limit orders or stop-limit orders to be executed on a same day or good-till-canceled basis.

Each access person shall submit a quarterly report not later than thirty (30) calendar days after the end of each calendar quarter, regardless of whether the access person has any transactions, brokerage accounts or entertainment to report for the quarter. Currently, the reports are required to set forth the following information:

1. Transaction Information. The quarterly report shall contain the following information for each reportable securities transaction in a controlled account or any other securities account which such access person has, or by reason of such transactions acquires or disposes of, any beneficial ownership during the reporting period:

a.
The date of each transaction, the title, and as applicable, the exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares or units, and the principal amount of each reportable security or reportable fund involved;

b.	The nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition); and

c.	The price at which each transaction was effected;

1.
Brokerage Account Information. The quarterly report shall contain the following information with respect to any controlled or any other account in which the access person had beneficial ownership in which reportable securities transactions were effected during the reporting period:

•	The name of the broker-dealer or bank with or through whom each transaction was effected;
•	The account number; and
•	The account type.

3. Gifts and Entertainment Information. Each access person is required to report quarterly any gift given to or received from any person or entity that does business with RLAM or on behalf of a RLAM client.
Access persons are required to report quarterly on any entertainment given to or received from any person(s) or entity that does business with RLAM or on behalf of a RLAM client above the deminimis threshold of $100 per person per event.

C. Initial and Annual Reporting Requirements. No later than 10 calendar days after becoming an access person, each access person shall submit a report in the format designated by the Compliance Review Office, providing information current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an access person. In addition, at least annually thereafter, by a date specified by the Compliance Review Office, each access person must submit a report in the format designated by the Compliance Review Office, providing information current as of a specified date no more than forty-five (45) calendar days before the report is submitted. In each case, the report must contain the information required from time to time by Rule 204A-1(b)(1)(i) under the Advisers Act or any applicable successor provision. Currently, the reports are required to set forth the following information:

1.Security Holdings. The initial and annual reports shall contain the following information for each reportable securities position in safekeeping, a controlled account or any other securities account which such access person has any beneficial ownership during the reporting period:

a)
The title and type of security, and as applicable, the exchange ticker or CUSIP number, and the number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership;

b)	The name of the broker-dealer or bank, account number and account type; and
c)	The nature of the account.

2. Brokerage Account Information. The report shall contain the following information with respect to any controlled or any other account which may hold reportable securities in which the access person had beneficial ownership during the reporting period:

a)	The name and office of the broker, dealer or bank maintaining the account and the account number;
b)	Account type;
c)	The name of the primary account holder; and
d)	The date the account was established (initial only).

3. Certification that the access person: (i) has read and understands this Code and recognizes that he or she is subject hereto; (ii) has complied with the requirements of this Code; and (iii) has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code.

D. Reporting for Exempt Securities and Transactions.

Section V describes securities and transactions that are exempt from pre-clearance requirements set forth in Section IV.A., above. However, these securities and transactions generally are not exempt from the reporting requirements set forth in Sections IV.B. and IV.C. above.

1.
Exception for accounts where there is no control. In accordance with Section V.B.1. of this Code, the reports required by this Section IV may exclude information relating to purchases or sales of reportable securities for accounts over which the access person has no direct or indirect influence or control. (e.g. blind trust)

2.
Reporting for other exempt transactions. Every report concerning a reportable securities transaction that relies upon a Section V.B. exemption other than Section V.B.1. shall contain a brief statement explaining the circumstances that qualify the transaction for the exemption.

E.Duplicate Confirmations and Statements

All access persons are required to direct their brokers to supply to the CRO on a timely basis duplicate copies of confirmations of all reportable securities transactions and copies of periodic statements for all securities in controlled accounts or accounts in which the access person has a beneficial ownership interest.

F. Acknowledgement of Code and Amendments

Access persons must provide RLAM with a written acknowledgement, in the format prescribed by the Compliance Review Office, that they have received the Code and any amendments.

1.	Initial Receipt. The Certificate of Compliance submitted together with the Initial Holdings Report shall serve as the receipt for initial delivery of the Code.

2.
Subsequent Amendments. Compliance will notify all access persons of material amendments to the Code. The Annual Certificate of Compliance will serve as the written acknowledgement of receipt of the amendment.

V. EXEMPT SECURITIES AND EXEMPT TRANSACTIONS

A. Exempt Securities

1.
Transactions in the following types of securities are exempt from the trading restrictions set forth in Sections III. 4 and 6 and the pre-clearance requirements, but not the reporting requirements set forth in Section IV of this Code:

a.	Equities and Equity ETF’s

b.
Unit investment trusts in which the access person has no direct or indirect influence or control over the investment portfolio (other than unaffiliated open‑ended registered investment companies, shares of which are not considered reportable securities at all for these purposes);

c.
Bonds issued or guaranteed by sovereign, state or provincial governments or supranational issuers (other than U.S. Government securities, which are not considered reportable securities at all for these purposes);

d.	Securities issued by United States government agencies or instrumentalities (other than U.S. Government securities, which are not considered reportable securities at all for these purposes);

e.
Options granted as part of a stock option plan (please note that the subsequent sale of the shares exercised are subject to the pre-clearance requirements set forth in Section IV.A.1 and the reporting requirements set forth in Section IV.B and C); and

f.
Securities of Sun Life Financial, including securities of funds that invest in Sun Life Financial securities pursuant to employee benefit plans for employees of companies in the Sun Life Financial group of companies; and

g.	Reportable Funds.

B. Exempt Transactions

The types of transactions described below shall be exempt from the trading restrictions set forth in Section III.1,2, 4, 5, 6, 9 and 11 and the pre-clearance requirements set forth in Section IV of this Code. Transactions for accounts described below are subject to the reporting requirements set forth in Section IV of this Code.

1.
Purchase or sales of reportable securities for an account where the access person has authorized an independent 3rd party to manage the account. (e.g. discretionary accounts). (Please note that this exemption is extremely narrow and should not be relied upon without prior written approval from the Compliance Review Office.);

2.
Acquisitions or dispositions or purchases or sales of reportable securities as a result of a corporate action or option exercise by counterparties which is non‑volitional on the part of the access person;

3.
Purchases of reportable securities which are part of an automatic investment plan, but only to the extent that the access person makes no voluntary adjustments in the predetermined schedule or allocation (Note: Access persons must obtain pre-clearance for a sell transaction under an automatic investment plan.);

4.
Purchases of reportable securities made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired;

5.	Tenders of reportable securities pursuant to tender offers that are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class; and

6.	Dividend reinvestments

D. Other Exemptions

Subject to applicable law, the CER Committee may, from time to time, grant exemptions from the trading restrictions, pre-clearance requirements, or other provisions of this Code with respect to particular individuals, types of transactions or reportable securities, where such exemptions are appropriate in light of all the surrounding circumstances. In each case, the transaction or conduct may be subject to special scrutiny by the Compliance Review Office and may be subject to additional policies or restrictions intended to ensure that the exemptions are not being used to circumvent the policies and purposes of this Code.

VI. IDENTIFYING NEW ACCESS PERSONS TO THE COMPLIANCE REVIEW OFFICE

The leader of each business unit employing RLAM personnel is responsible for identifying new access persons and ensuring that the Compliance Review Office is notified about such new access persons on a timely basis.

VII. COMPLIANCE REVIEW OFFICE

A. Notification to Access Persons. The CRO will inform access persons of their duties, and provide access persons with copies of this Code and any amendments as well as the Initial Statement of Holdings and access to the reporting module.

Note: Individuals shall be deemed to be access persons if they have access to any of the types of information described in this Code’s definition of access person, as set forth in Section II. above, and such individuals will be held accountable for compliance with this Code even if they have not been formally notified by the CRO that they are access persons.

B. Review of Reports. The Compliance Review Office shall from time to time establish such procedures as it deems appropriate for the review of information regarding transactions and holdings of access persons. The Compliance Review Office shall:

1.	Examine the quarterly and annual reports and prepare summary reports of all reporting violations by access persons;

2.	Compare pre-clearance requests with portfolio transactions of RLAM clients and determine whether a violation of this Code may have occurred;

3.	Conduct surveillance and monitoring on other substantive provisions of the Code; and

4.	Provide the CER with quarterly reports.

C.
Reporting of Violations. Before making any determination that an access person has committed a violation of this Code, the Compliance Review Office shall give the access person an opportunity to supply additional explanatory material relating to the potential violation. If the Compliance Review Office then determines that a violation of this Code has occurred, the circumstances of the violation will be brought before the Code of Ethics Review Committee.

D.
Annual Training. The Compliance Review Office will conduct annual training and educational sessions. Access persons are required to attend the training sessions and/or continuing education as well as read any applicable materials.

VIII. VIOLATIONS AND SANCTIONS

The Code of Ethics Review Committee may investigate potential violations of the Code either on its own accord or in response to a complaint. The CER Committee may determine the required and appropriate scope of an investigation of a potential violation in its sole discretion. If a determination is made that a violation of the Code has occurred, the CER Committee may impose one or more sanctions. Sanctions may include, but are not limited to, one or more of the following:

•	A requirement for duplicate confirmations and statements
•	A memo
•	A management discussion
•	A Written Notice of Violation
•	A monetary penalty
•	Reversals of trades
•	Forfeit of profit
•	Absorption of loss
•	Suspension of personal trading privileges
•	Suspension of employment
•	Termination of employment
•	Referral to civil or criminal authorities

Sanctions need not be imposed in any particular order and may be imposed in any order deemed appropriate by the CER Committee in its sole discretion. All U.S.-based employees at RLAM are employees at will, and their employment may be terminated at any time, with or without notice or with or without cause. Nothing in this Code alters that status in any way.

Any amounts that are paid by an access person as a sanction under this Code shall be paid to a Sun Life Financial Inc. approved charity.

Listed below are possible guidelines for failure to comply with specific provisions of the Code. This list is not a guarantee that sanctions will be imposed in this order. This list is provided by way of example only. Appropriate sanctions may be imposed under the circumstances as determined by the CER Committee in its sole discretion.

Each offense will be handled on a case by case basis as determined in the sole discretion of the CER Committee.

The CER Committee may take into consideration any mitigating circumstances when applying sanctions as deemed appropriate in its sole discretion. Sanctions for violating this Code can be severe. Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the CER Committee may deem appropriate in its sole discretion.

1: Reporting Violations

•	Failure to file an initial holdings report within ten days of becoming an access person; and
•	Failure to file quarterly transactions, annual statement of holdings report by the federally mandated deadline (30 days).
•	Failure to disclose Board Service and Outside Employment

1st offense	First Reporting Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
2nd offense	Second Reporting Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
3rd (and subsequent) offenses	Third (and subsequent) Written Notice of Violation and minimum $100 fine. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.

2: Trading Violations

•	Trading without receiving appropriate pre-clearance or trading outside the approval period (including the blackout period);
•	Trading after being denied approval; and
•	Selling a security within 30 days of a purchase of the same security or purchasing a security within 30 days of a short sale of the same security resulting in a profit.

1st offense	First Trading Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
2nd offense	Second Trading Violation Notice. 30-day suspension of trading. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
3rd (and subsequent) offenses	Third (and subsequent) Trading Violation Notice and minimum $100 fine and/or disgorgement of profits. Copies sent to manager and President of RLAM.

3: Gifts and Entertainment Violations

•	Failure to pre-clear entertainment greater than de minimis.
•	Failure to report gifts and entertainment

1st offense	First Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
2nd offense	Second Violation Notice. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.
3rd (and subsequent) offenses	Third (and subsequent) Violation Notice and minimum $100 fine. Requiring signed acknowledgement. Copies sent to manager and President of RLAM.

IX. CONFIDENTIALITY

RLAM will endeavor to keep confidential information obtained from any access person under this Code, and will provide access to such information on a “needs to know” basis only. Reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self‑regulatory organization to the extent required by law or regulation, and may be made available to other civil and criminal authorities. In addition, information regarding material violations of this Code may be provided to clients or former clients of RLAM.

X. RECORDKEEPING REQUIREMENTS

RLAM shall maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, RLAM is required by law to maintain and preserve:

1.	In an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;
2.
A record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.
In an easily accessible place, a record of all written acknowledgements of receipt of this Code, and any amendments to this Code, for each person who is currently, or within the past five years was, an access person of RLAM;

4.
A copy of each report (or any information supplied in lieu thereof) submitted by an access person under this Code for a period of five years after the end of the fiscal year in which the report is made or the information is supplied, provided that for the first two years such copy must be preserved in an easily accessible place;

5.
In an easily accessible place, a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code and of all persons who are members of the Compliance Review Office;

6.
A copy of each report required by the Code for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such copy must be maintained in an easily accessible place; and

7.
A written record of any decision and the reasons supporting such decision, to approve the acquisition by an access person of securities offered in any initial public offering or limited offering for a period of five years following the end of the fiscal year in which the approval is granted.

Acknowledgment

Acknowledgment

I acknowledge that I have received the Ryan Labs Policies and Procedures Manual and that I have read and understand the policies.

I understand that this Policies and Procedures Manual represents only current policies and procedures. Ryan Labs retains the right to change these policies and procedures as it deems advisable.

I understand that the information I come into contact with during my employment is proprietary to the Company and accordingly, I agree to keep it confidential, which means I will not use it other than in the performance of my duties, or disclose it to any person or entity outside the Company.

I understand that I must comply with all of the provisions of the Manual to have access to and use Company resources. I also understand that if I do not comply with all provisions of the Manual, my access to Company resources may be revoked, and I may be subject to disciplinary action up to and including discharge.

As an employee of Ryan Labs I acknowledge that by signing this page I have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Signature

Employee’s Name (Print)

Date